SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 27, 2005
(TO PROSPECTUS DATED AUGUST 26, 2005)

                                 $1,103,795,200

                               INDYMAC MBS, INC.
                                   DEPOSITOR

                         [IndyMac Bank, F.S.B.(R) LOGO]
                           SELLER AND MASTER SERVICER

                   INDYMAC INDX MORTGAGE LOAN TRUST 2005-AR23
                                     ISSUER

   This Supplement amends the prospectus supplement dated September 27, 2005, that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2005-AR23, Mortgage Pass-Through Certificates, Series 2005-AR23 (the "CERTIFICATES"), as described below.

   o The table on the cover page of the prospectus supplement is amended by deleting the information for the Class 3-A-1 Certificates and replacing it with the following:

           --------------------------------------------------------
            Class 3-A-1           $183,321,600          Variable
           --------------------------------------------------------
            Class 3-A-2            $13,798,400          Variable
           --------------------------------------------------------

   o The first sentence under the caption "Offered Certificates" on page S-3 of the prospectus supplement is amended and restated in its entirety as follows:

   "IndyMac INDX Mortgage Loan Trust 2005-AR23 will issue twenty-six classes of certificates, eighteen of which are being offered by this prospectus supplement and the accompanying prospectus."

   o The information regarding the Class 3-A-1 Certificates in the table listing the classes of certificates on page S-3 of the prospectus supplement is deleted and replaced with the following:

                            S&P     MOODY'S
          CLASS           RATING    RATING                  TYPE
          -----           ------    -------   ---------------------------------
          Class 3-A-1      AAA       Aaa      Senior/Variable Rate/Super Senior
          Class 3-A-2      AAA       Aa1        Senior/Variable Rate/Support

   o The first sentence of the second paragraph under the heading "Description of the Certificates--General" on page S-46 of the prospectus supplement is amended and restated in its entirety as follows:

   "The Mortgage Pass-Through Certificates, Series 2005-AR23 will consist of the (a) Class 1-A-1, Class 2-A-1, Class 2-A-2, Class 3-A-1, Class 3-A-2,
Class 4-A-1, Class 4-A-2, Class 5-A-1, Class 6-A-1, Class 6-A-2 and Class I-A-R and Class II-A-R Certificates (all of which are sometimes together referred to as the "SENIOR CERTIFICATES"), (b) Class I-B-1, Class I-B-2, Class I-B-3, Class I-B-4, Class I-B-5, Class I-B-6 Certificates (the "GROUP I SUBORDINATED CERTIFICATES"), (c) Class II-B-1, Class II-B-2, Class II-B-3, Class II-B-4, Class II-B-5 and Class II-B-6 Certificates (the "GROUP II SUBORDINATED CERTIFICATES" and, together with the Group I Subordinated Certificates, the "SUBORDINATED CERTIFICATES") and (d) Class I-P and Class II-P Certificates."

   o The third sentence of the paragraph under the heading "--Senior Certificate Groups" on page S-48 of the prospectus supplement is amended and restated in its entirety as follows:

   "The Class 3-A-1 and Class 3-A-2 Certificates are sometimes referred to in this prospectus supplement as the "GROUP 3 SENIOR CERTIFICATES" and they relate to the Group 3 Mortgage Loans."

   o The third bullet point under the caption "Senior Principal Distribution Amount" on page S-56 of the prospectus supplement is amended and restated in its entirety as follows:

      "o with respect to loan group 3, concurrently, to the Class 3-A-1 and Class 3-A-2 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero."

                                                       (continued on next page)

MERRILL LYNCH & CO                                        RBS GREENWICH CAPITAL

                               September 28, 2005

   o The first paragraph under the heading "--Allocation of Losses--Aggregate Loan Group I" on page S-62 of the prospectus supplement is amended and restated in its entirety as follows:

   "On each Distribution Date, any Realized Loss on the Mortgage Loans in Aggregate Loan Group I, other than any Excess Loss, will be allocated first to the classes of Group I Subordinated Certificates, in the reverse order of their numerical class designations (beginning with the class of subordinated certificates then outstanding with the highest numerical class designation), in each case until the Class Certificate Balance of the respective class of certificates has been reduced to zero, and then to the senior certificates in the related senior certificate group, pro rata, based upon their respective Class Certificate Balances, except that any Realized Losses, other than Excess Losses, on the Group 2 Mortgage Loans, Group 3 Mortgage Loans and Group 4 Mortgage Loans that would otherwise be allocated to the Class 2-A-1, Class 3-A-1 and Class 4-A-1 Certificate will instead be allocated to the Class 2-A-2, Class 3-A-2 and Class 4-A-2 Certificates, respectively, until their respective Class Certificate Balances are reduced to zero."

   o The last sentence of the second paragraph on S-62 of the prospectus supplement is amended and restated in its entirety as follows:

   "Unlike Realized Losses, any Excess Losses on the Mortgage Loans will be allocated proportionately among all classes of Group I Certificates, including the Class 2-A-1, Class 3-A-1 and Class 4-A-1 Certificates, without any reallocation of such Excess Losses."

   o The Decrement Table set forth on page S-73 of the prospectus supplement for the Class 3-A-1 Certificates also applies with respect to the Class 3-A-2 Certificates.

   o The first and second sentences of the first paragraph under the heading "Ratings" on page S-82 of the prospectus supplement are amended and restated in their entirety as follows:

   "It is a condition to the issuance of the senior certificates (other than the Class 2-A-2, Class 3-A-2, Class 4-A-2 and Class 6-A-2 Certificates) that they be rated AAA by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and Aaa by Moody's Investors Service, Inc.
("MOODY'S"). It is a condition to the issuance of the Class 2-A-2, Class 3-A-2, Class 4-A-2 and Class 6-A-2 Certificates that they be rated AAA by S&P and Aa1 by Moody's."